Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics Provides Monthly Information

at Request of CONSOB

February 27, 2009 Seattle — Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) is providing the information herein pursuant to a request from the Italian securities regulatory authority, CONSOB, pursuant to Article 114, Section 5 of the Unified Financial Act, that the Company issue at the end of each month, a press release providing a monthly update of certain information relating to the Company’s management and financial situation. However, the Company also directs its Italian shareholders to the Italian language section of its website at www.celltherapeutics.com/italiano, where more complete information about the Company and its products and operations, including press releases issued by the Company, as well as the Company’s SEC filings and the Listing Prospectus authorized to be published by CONSOB, can be found. The information provided below is qualified in its entirety by reference to such information.

Please note that all the information disclosed in this press release primarily refers to the period January 1, 2009 through January 31, 2009.

Provisional financial information as of January 31, 2009 and EBITDA

The following information concerns the Company’s provisional (unaudited) results for the month ended January 31, 2009.

Such financial information represents estimates which, as such, are based on assumptions whose occurrence depends on circumstances relating to the Company and the macroeconomic scenario which might or might not occur.

As a result of the formation of RIT Oncology, LLC on December 15, 2008 (a joint venture entered into with Spectrum Pharmaceuticals), the Company no longer records sales related to Zevalin. For the period beginning January 1 through January 31, 2009 revenue related to the sales of Zevalin was included in the Company’s share of the loss in the joint venture. Accordingly, sales related to Zevalin and related commercial and development expenses are recorded by RIT Oncology, LLC. The Company announced on February 20, 2009 that it would exercise its option to sell the remaining 50% interest in the joint venture to Spectrum Pharmaceuticals, Inc. so the Company would no longer have an interest in the product following closing of the sale and thus would not report any further net sales from the product.

The following table reports the Estimated Indication of a few relevant items referring to the statements of operations for the month ended January 31, 2009

Estimated financial data of the company for the month ended January 31, 2009

The estimated and unaudited financial data of the Company as of January 31, 2009 compared with those for the previous month are shown below (amounts in thousands of US Dollars):

	December 31, 2008	January 31, 2009
Net Sales	$706	$7
Operating expense	$860	$(4,708)
Profit /(Loss) from operations	$1,566	$(4,701)

Other income (expenses), net	$7,328	$3,441
Preferred Stock:
- Beneficial conversion feature	$—	$—
- Dividend	$(88)	$—
- Deemed Dividend	$—	$—
EBITDA	$8,806	$(1,260)

Depreciation and amortization	$(320)	$(223)
Make-whole interest expense	$(4,395)	$(4,500)
Amortization of debt discount and issuance costs	$441	$(248)
Interest expense	$(521)	$(513)

Net profit /(loss) attributable to common shareholders	$4,011	$(6,744)

Research and Development expenses for the month of December, 2008 was $5.1 million and $2.1 million for the month of January, 2009.

Net financial indebtedness

The following table reports the estimated Company’s net debt financial indebtedness as of December 31, 2008, and January 31, 2009 including the separate indication of the total financial needs, regarding debts expiring less than 12 months ahead (current portion). The relevant financial data are compared with those for the previous month.

Net Financial Standing	December 31, 2008		January 31, 2009
Cash and cash equivalents		$10,072		$5,419
Restricted cash		$6,639		$2,140
Securities available-for-sale		$599		$—
Long term obligations, current portion		$(757)		(705)
Net Financial Standing, current portion		$16,553		$6,854
	$		$
Senior subordinated notes		$(55,150)		$(55,150)
Long term obligations, less current portion		$(2,907)		$(2,803)
Convertible senior notes		$(87,223)		$(70,857)
Net Financial Standing, less current portion		$(145,280)		$(128,810)
Net Financial Indebtedness		$(128,727)		$(121,956)

The total estimated net financial position of the Company as of January 31, 2009 is approximately a negative $121,956.

No portions of the Convertible Senior Subordinated and Convertible Senior Notes come due within the next twelve months.

Restricted cash is not available to Company for a period of one year from the issuance dates of our convertible notes or until released from escrow account created to hold money for interest payments relative to notes having interest-make-whole provisions, which entitle the holders of such notes to receive the coupon interest upon conversion of the notes.

The Company had no debt that matured during the month of January 2009.

Outstanding notes and preferred shares

The following table discloses information on the Company’s convertible notes and preferred shares as of January 31, 2009, compared with the same information as of December 31, 2008.

Convertible Notes and Preferred Shares - January 31, 2009

Description	Maturity / Redemption Date	Principal/ Aggregated Stated Value Outstanding 31-Dec-08		Number of Common Stock Reserve as of December 31, 2008		Principal/ Aggregated Stated Value Outstanding 31-Jan-09	Number of Common Stock Reserve as of January 31, 2009
4% Convertible Senior Notes	1-Jul-10	$55,150,000		102,129		$55,150,000	102,129
6.75% Convertible Senior Notes	31-Oct-10	$7,000,000		66,564		$7,000,000	66,564
7.5% Convertible Senior Notes	30-Apr-11	$33,458,000		400,257		$33,458,000	400,257
5.75% Convertible Senior Notes	15-Dec-11	$23,000,000		766,666		$23,000,000	766,666
2008 Issuances
9% Convertible Senior Notes	4-Mar-12	$5,585,000		396,099		$5,585,000	396,099
10% Convertible Senior Notes	5-Dec-11	$18,000,000		131,386,863		$3,000,000	21,897,810

Totals		$142,193,000		133,118,578		$127,193,000	23,629,525

Description	Optional Redemption Date	Principal/ Aggregated Stated Value Outstanding 31-Dec-08		Number of Preferred Shares outstanding as of December 31, 2008		Principal/ Aggregated Stated Value Outstanding 31-Jan-09	Number of Preferred Shares outstanding as of January 31, 2009
Series A 3% Convertible Preferred Stock	12-Feb-09	$550,000	*	550	*	$550,000	550
Series B 3% Convertible Preferred Stock	16-Apr-09	$5,218,000	*	5,218	*	$2,218,000	2,218
Series C 3% Convertible Preferred Stock	27-Jul-09	$4,284,000	*	4,284	*	$4,284,000	4,284
Series D 7% Convertible Preferred Stock	3-Dec-09	$1,000,000		1,000	*	$1,000,000	1,000

Totals		$11,052,000	*	11,052	*	$8,052,000	8,052

*	As described below, on February 5, 2009, the Company announced that it had restructured a portion of its outstanding preferred stock and exchanged 6,634 shares of Series A, Series B and Series C Preferred Stock for a new series of Series F Preferred Stock, which does not provide for optional redemption. After completion of the restructuring, only 100 shares of Series A Preferred Stock remain outstanding, and no shares of Series B or Series C Preferred Stock remain outstanding.

Regulatory Matters and Products in Development

With respect to the period January 1, 2009 through January 31, 2009, the Company has no additional information to disclose concerning regulatory matters and products in developments and has received no additional information from the EMEA or the FDA regarding the request for the marketing of products other than what the Company publicly disclosed in its press release dated February 17, 2009. On February 20, 2009, the Company announced that it had exercised its option to sell the remaining 50% interest in the Zevalin joint venture to Spectrum Pharmaceuticals, Inc.

On January 27, 2009, the Company announced that after communication with the Food and Drug Administration (FDA), it expects to begin submission of a rolling New Drug Application (NDA) and request priority review for pixantrone to treat relapsed aggressive non-Hodgkin’s lymphoma (NHL) in the first quarter of 2009. If granted priority review a decision on the NDA could occur before the end of 2009.

Corporate Transactions and Assignment of Assets

On February 20, 2009, the Company exercised its option to sell its 50% ownership interest in the Zevalin joint venture to Spectrum Pharmaceuticals, Inc. (Spectrum) for $18 million. CTI and Spectrum established a joint venture in December 2008 to develop and commercialize Zevalin. At that time CTI contributed all of the Zevalin related assets to the joint venture and sold to Spectrum a 50% membership interest in the joint venture for $15 million, plus certain milestone payments. At the closing of the sale of CTI’s 50% membership interest in the joint venture to Spectrum, CTI will receive $6 million, with the remaining $12 million to be paid within 90 days following such closing. The closing of the sale option transaction is contingent upon the satisfaction of certain closing conditions, including the delivery of a legal opinion from counsel to CTI, as specified in the operating agreement for the Zevalin joint venture. CTI believes that it will be in a position to promptly satisfy all of the closing conditions.

Exchange Listing Matters

There is no updated information with respect to exchange listing matters in addition to the information disclosed in press releases issued in Italy dated February 17, 2009, other than that on February 18, 2009 the Company submitted a letter to the NASDAQ Listing Qualifications Panel sharing the press release issued on February 17, 2009 and updating the panel on its plan to re-gain compliance with NASDAQ market value of listed securities requirement as well as requested an extension through March 17, 2009, as opposed to the granted exemption date of February 12, 2009.

Update on Outstanding Shares

The numbers of shares issued and outstanding as of December 31, 2008 and January 31, 2009 were 186,411,922 and 295,942,133, respectively.

During the month of January 2009, the following transactions contributed to the change in our shares outstanding:

•	Conversions of the Company’s 10% Convertible Senior Notes which resulted in the issuance of 109,489,050 shares

•	Conversion of the Company’s Series B Preferred Stock which resulted in the issuance of 44,576 shares

•	The cancellation of 3,415 shares under the 2007 Equity Incentive Plan

The Company is not aware of any agreement for the resale of its shares on the MTA nor of the modalities by means of which shares were or will be resold.

Debt Restructuring Program

There is no updated information with respect to a restructuring of the Company’s convertible debt in addition to the information disclosed in the press releases dated January 9 and 13, 2009. On February 5, 2009, the Company announced that it has issued 6,634 shares of Series F Preferred Stock in exchange for 6,634 shares of CTI’s Series A, B and C Convertible Preferred Stock. The exchange constituted 83% in interest of all series of CTI’s Convertible Preferred Stock. Each share of the new Preferred Stock will become convertible into 7,143 shares of CTI’s common stock, at a conversion price of $0.14 per common share representing a significant premium to the current market price.

The Company believes it is in compliance with the covenants on each series of its outstanding convertible notes and preferred stock.

The Company did not issue any new convertible debt in January 2009.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect future results. The risks and uncertainties include that the Company continues to have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant; that the closing of the sale option to Spectrum may not occur or may be delayed; that the Company may be unable to commence a contemplated tender offer or complete a contemplated tender offer; the Company’s operating expenses continue to exceed its net revenues and the Company will continue to need to raise capital to fund its operating expenses; the information presented herein with respect to the Company’s convertible notes and convertible preferred stock may differ materially from the information presented by the Company with respect to its convertible notes and convertible preferred stock prepared in accordance with US GAAP in its periodic reports on Form 10-K and Form 10-Q, as well as other risks listed or described from time to time in the Company’s most recent filings with the SEC on Forms 10-K, 8-K and 10-Q. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: media@ctiseattle.com

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T : 206.272.4347

F : 206.272.4434

E: invest@ctiseattle.com